CONSENT OF INDEPENDENT ACCOUNTANTS



          We consent to the incorporation by reference in the registration statements of Legg Mason, Inc. and Subsidiaries on Form S-8 (File Nos. 2-87754; 33-20027; 33-28609; 33-45453; 33-48239; 33-55814; 33-61441; 33-61445; 333-08721
and 333-45307) and on Form S-3 (Files Nos. 333-00151 and 333-44475) of our
reports dated May 4,1998, on our audits of the consolidated financial statements and financial statement schedule of Legg Mason, Inc. and Subsidiaries as of March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998, which reports are included in the Annual Report on Form 10-K.




Baltimore, Maryland
June 29, 1998